Exhibit 99.4
Summary of Changes to Compensation Program for Digital River, Inc. Executive Officers
Compensation of Chief Executive Officer
     Mr. Ronning’s salary remains unchanged at $450,000 per year. The Chief Executive Officer received a grant of 151,000 performance-based shares, which will vest in accordance with the performance-based share program described below. In February 2011, in accordance with the Company’s Performance Bonus Plan, the Compensation Committee approved an annual bonus for the Company’s Chief Executive Officer for the Company’s performance for the fiscal year ended December 31, 2010 of $483,820, which was 86% of the target bonus amount.
Compensation of President and Chief Financial Officer
     In connection with his promotion, Mr. Donnelly’s salary was increased to $360,000 per year and he received a restricted stock grant in the amount of 10,000 shares, subject to a four-year vesting. In addition, Mr. Donnelly received a grant of 55,000 performance-based shares, which will vest in accordance with the performance-based share program described below. In February 2011, in accordance with the Company’s Performance Bonus Plan, the Compensation Committee approved an annual bonus for the Company’s Chief Financial Officer for the Company’s performance for the fiscal year ended December 31, 2010 of $258,038, which was 86% of the target bonus amount.
Compensation of Vice President and General Counsel
     Mr. Crudden’s salary was increased to $275,000 per year. In addition, Mr. Crudden received a grant of 20,000 performance-based shares, which will vest in accordance with the performance-based share program described below. In February 2011, in accordance with the Company’s Performance Bonus Plan, the Compensation Committee approved an annual bonus for the Company’s Vice President and General Counsel for the Company’s performance for the fiscal year ended December 31, 2010 of $112,594, which was 90% of the target bonus amount.
Vesting of Performance-Based Shares
     For the 2011 fiscal year, performance-based shares shall vest upon the attainment of performance goals related to revenue, operating income and net income. If, and only if, the performance goals are attained, the shares will vest 25% on the first anniversary of the date of grant, and 25% thereafter on the second, third and fourth anniversaries of the date of grant. If the performance goals for fiscal year 2011 are not attained, then the performance-based shares will either be forfeited or the number of performance-based shares will be adjusted downward in proportion to the goals achieved. All performance-based shares are granted under the 2007 Equity Incentive Plan and are subject to the terms and conditions of the plan and the Performance Share Agreement.